22 Boston Wharf Rd, 9th floor Boston, MA 02210 www.akceatx.com

Exhibit 10.1

March 5, 2020

Joshua Patterson

Vice President, Legal

Akcea Therapeutics, Inc.

22 Boston Wharf Road, 9th Floor

Boston, MA 02210

Dear Josh,

It is my pleasure to offer you an appointment to General Counsel, Akcea Therapeutics, Inc. (“Akcea”). With this change, you will also be invited to join and actively participate in the critical aspects of the decisions made by Akcea’s Executive Council.

With this change, you will receive a base salary adjustment to $335,000, effective with the payroll cycle beginning March 8, 2020. As additional incentive, the Company will grant you 12,500 restricted stock units (RSUs) as a part of the Key Contributor Program. This award has been approved by the Compensation Committee of the Board of Directors.

The grant date of the RSUs will be the 15th day of the month following the date of your appointment and will vest over a two-year period, with 25% vesting every six months over the two-year period.

Your hard work and commitment to Akcea is acknowledged and greatly appreciated. I look forward to supporting your success at Akcea. Congratulations!

Sincerely,

/s/ Alex Howarth
Alex Howarth
Chief Operating Officer

Accepted and agreed:	/s/ Joshua F. Patterson
Date Accepted:	March 6, 2020